Exhibit 99.1

MELA Sciences Announces $27.3 Million At The Market Private Placement of Preferred Stock, Debentures and Warrants

Irvington, NY – July 22, 2014 — MELA Sciences, Inc. (NASDAQ: MELA), developer of the MelaFind® system, an optical diagnostic device approved for use in the U.S. and the European Union to assist dermatologists in melanoma diagnosis, announced today that it entered into a definitive securities purchase agreement with entities affiliated with institutional investors in connection with a private placement of approximately $15.0 million aggregate principal amount of senior secured convertible debentures, 12,300 shares of Series B convertible preferred stock at a price of $1,000 per share, and warrants to purchase approximately 11.2 million shares of common stock at an exercise price of $2.45 per share.

Subject to certain ownership limitations, the debentures are convertible into approximately 5.8 million shares of common stock at an initial conversion price of $2.565 per share, will bear interest at 4% per year, and will mature on the five year anniversary of the date of issuance. The Series B convertible preferred stock is convertible at any time into an aggregate of approximately 4.8 million shares of common stock at an initial conversion price of $2.565 per share. The Series B convertible preferred stock is only entitled to dividends in the event dividends are paid on the Company’s common stock and will not have any preferences over the Company’s common stock, including liquidation rights. Of the warrants issued, 5.0 million will expire eighteen months from the date of issuance, and 6.1 million will expire five years from the date of issuance. The Company’s obligations under the debentures are secured by a first priority lien on all of the Company’s intellectual property.

H.C. Wainwright & Co., LLC acted as the exclusive placement agent for the transaction. The transaction was led by Sabby Management, Broadfin Capital LLC and Great Point Partners, LLC, each a healthcare dedicated investor.

“We are extremely excited to have raised the capital resources that will allow us to continue our progress towards obtaining CMS reimbursement and completing the MelaFind Real-World clinical study,” said Rose Crane, MELA Sciences President and CEO. “We look forward to running additional reader studies and to releasing the preliminary results of the real-world study, led by Darrell Rigel, MD, MS, Clinical Professor of Dermatology at NYU Langone Medical Center by the end of the year. The quality of the investors involved in this financing is a very strong endorsement of our ability to achieve commercial success in the dermatology and pathology markets in the near future with the MelaFind system.”

The offering is expected to close on or about July 24, 2014, subject to satisfaction of customary closing conditions. The proceeds of the Offering will be used to redeem all of the Company’s outstanding shares of its Series A convertible preferred stock and for general working capital purposes.

The convertible debentures, shares of Series B convertible preferred stock and warrants described above have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration with the SEC or an applicable exemption from such registration requirements. The securities were offered only to accredited investors. Pursuant to a registration rights agreement with the investors, the Company has agreed to file one or more registration statements with the SEC covering the resale of the shares of common stock issuable upon conversion of or in connection with the convertible debentures, the Series B convertible preferred stock and upon exercise of the warrants.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About MelaFind www.melafind.com

MelaFind is the first and only medical device with FDA Pre-Market Approval (PMA) for the U.S. and CE Marking certification for the European Union designed to assist dermatologists in the evaluation and diagnosis of melanoma at its most curable stage. The MelaFind® system utilizes innovative software driven technology and state-of-the-art 3-D optical imaging to non-invasively extract data 2.5 mm below the skin surface from patient’s pigmented ambiguous moles and objectively analyzes them with proprietary algorithms. MelaFind provides important additional perspective to physicians via 3-D spectral images and 100% objective data analysis to help them better understand the structural disorganization of a patient’s pigmented ambiguous moles (before cutting the skin) during the evaluation and diagnosis process for melanoma.

About MELA Sciences, Inc. www.melasciences.com

MELA Sciences is a medical technology company dedicated to designing and developing innovative software-driven technology for the clinical early detection and prevention of skin cancer. MELA Sciences conducted the largest, positive prospective study ever done on the melanoma disease, and is the first and only medical technology company to receive both FDA Pre-Market Approval (PMA) for the U.S. and CE Marking certification for the European Union for a device of this nature.

Safe Harbor

This press release includes “forward-looking statements” within the meaning of the Securities Litigation Reform Act of 1995. These statements include but are not limited to our plans, objectives, expectations and intentions and may contain words such as “seeks,” “look forward,” and “there seems” that suggest future events or trends. These statements are based on our current expectations and are inherently subject to significant uncertainties and changes in circumstances. Actual results may differ materially from our expectations due to financial, economic, business, competitive, market, regulatory and political factors or conditions affecting the company and the medical device industry in general, as well as more specific risks and uncertainties set forth in the company’s SEC reports on Forms 10-Q and 10-K. Given such uncertainties, any or all of these forward-looking statements may prove to be incorrect or unreliable. MELA Sciences assumes no duty to update its forward-looking statements and urges investors to carefully review its SEC disclosures available at www.sec.gov and www.melasciences.com.

Media	Investors
Diana Garcia Redruello	Andrew McDonald
MELA Sciences, Inc.	LifeSci Advisors, LLC
212-518-4226	646-597-6987
dgarcia@melasciences.com	Andrew@LifeSciAdvisors.com